Exhibit 5.1

[Dorsey and Whitney LLP Letterhead]

December 7, 2005

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota 55117

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel to St. Jude Medical, Inc., a Minnesota corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) relating to the registration of the offer and sale by the Company of up to 1,000,483 shares of common stock, $.10 par value per share (the “Common Stock”), of the Company, issuable pursuant to unvested options (the “Assumed Options”) and unvested restricted shares (the “Assumed Restricted Shares”) previously awarded under the Quest Medical, Inc. 1995 Stock Option Plan, Quest Medical, Inc. 1998 Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2000 Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2001 Employee Stock Option Plan, Advanced Neuromodulation Systems, Inc. 2002 Stock Option Plan and Advanced Neuromodulation Systems, Inc. 2004 Stock Incentive Plan (collectively, the “Plans”), which awards have been assumed by the Company pursuant to the terms of the Agreement and Plan of Merger among the Company, Apollo Merger Corp, and Advanced Neuromodulation Systems, Inc., dated as of October 15, 2005 (the “Merger Agreement”). Pursuant to the Merger Agreement, at the Effective Time (as defined in the Merger Agreement), the Assumed Options were converted into options to purchase 791,007 shares of the Company’s Common Stock (the “Option Shares”) and the Assumed Restricted Shares were converted into 209,476 restricted shares of the Company’s Common Stock (the “Restricted Shares”).

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

        Based on the foregoing, we are of the opinion that:

1.	The Option Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, the related award agreements and the Merger Agreement, will be validly issued, fully paid and nonassessable.

2.	The Restricted Shares have been duly authorized and validly issued and are fully paid and non-assessable.

        Our opinions expressed above are limited to the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/   Dorsey & Whitney LLP

GLT